Exhibit 10.1.5
AMENDMENT
to the
CAPITAL ONE FINANCIAL CORPORATION
THIRD AMENDED AND RESTATED 2004 STOCK INCENTVIE PLAN

WHEREAS, Capital One Financial Corporation (the “Company”) maintains the Third Amended and Restated Capital One Financial Corporation 2004 Stock Incentive Plan (the “Plan”), effective as of May 1, 2014; and
WHEREAS, the Company has the authority to amend the Plan in accordance with the terms thereof.
NOW, THEREFORE, the following amendment is adopted, effective as of January 29, 2015 (the “Effective Date”).
1.Section 2.46 of the Plan is hereby amended and restated to read as follows:
“Retirement” means the termination of employment of any Participant who either (a) has attained his or her 60th birthday and has served as an employee of the Company, its Affiliates and/ or Subsidiaries with at least five (5) years of service credit prior to such termination of employment or (b) has attained his or her 55th birthday and has served as an employee of the Company, its Affiliates and/or Subsidiaries with at least ten (10) years of service credit prior to such termination of employment; unless, in either case, the Committee determines such termination is not a Retirement for purposes of the Plan and/or any Award.

2.	The amendment set forth herein shall apply to all Awards granted under the Plan, whether before or after the Effective Date.
3.    Except as set forth herein, the Plan shall remain in full force and effect in accordance with its existing terms.